EXHIBIT 99.1
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney	Leslie Loyet	Tim Grace
Chief Financial Officer	General Inquiries	Media Inquiries
Telephone: (248) 358-1171	(312) 640-6672	(312) 640-6667
E-mail: invrelations@npte.com
FOR IMMEDIATE RELEASE
TUESDAY, MAY 23, 2006
NORTH POINTE HOLDINGS CORPORATION ANNOUNCES NEW CFO;
APPOINTS CHIEF ACCOUNTING OFFICER
SOUTHFIELD, MI – MAY 23, 2006 – North Pointe Holdings Corporation (Nasdaq: NPTE) today announced that Brian J. Roney has been promoted to chief financial officer, effective immediately. He fills the position vacated by John Berry, who will remain with North Pointe as its Treasurer. Reporting to James G. Petcoff, chief executive officer, Roney is responsible for finance, accounting and investor relations.
Roney, 42, joined North Pointe Financial in 1999 and was given responsibility for mergers and acquisitions, personal lines planning and special projects. He has served as senior vice president of finance for North Pointe Holdings since January 2005. Prior to North Pointe, Roney worked for 10 years in the securities industry. During that time, he was director of Corporate Syndicate with Roney and Company, of which he was a principal prior to its sale in 1999. He holds a B.S. /B.A. degree from the University of Notre Dame and an M.B.A. from the University of Detroit.
“With over 15 years of finance experience, Brian has been a solid contributor to the North Pointe team since his arrival,” said James Petcoff. “His promotion to chief financial officer is a natural transition in our young life as a public company.”
About the Company
North Pointe Holdings is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.
To learn more about North Pointe Holdings Corporation, please visit www.npte.com
P.O. Box 2223, Southfield, MI 48037-2223 • 28819 Franklin Road, Southfield, MI 48034-1656
(800) 229-NPIC • (248) 358-1171 • Fax (248) 357-3895